Exhibit 107
Calculation of Filing Fee Table
424(b)(7)
(Form Type)
Squarespace, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	Rule 457(r)	6,900,000(2)	$29.50	$203,550,000	$147.60 per $1,000,000	$30,044
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$203,550,000		$30,044
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$30,044
(1)The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)Includes 900,000 shares of the Registrant’s Class A common stock that the underwriter has an option to purchase.